Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Prudential Series Fund of our report dated February 17, 2023, relating to the financial statements and financial highlights, which appears in PSF PGIM Jennison Blend Portfolio’s Annual Report and PSF PGIM Jennison Focused Blend Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Form of Plan of Reorganization” in such Registration Statement, and to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Registration Statement dated April 19, 2023 for Prudential Series Fund, which is also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 26, 2023